EXHIBIT 10.1

Peter Chakoutis	March 24, 2020
7 Heron Lane
Hopedale, MA 01747

Dear Peter,

I am pleased to make you an offer of employment for the position of Vice President of Finance at Biostage, Inc. (the “Company”). This position will report directly to the Chairman of the Board of Directors (the “Board”) as well as its Audit Committee, and to the extent determined by the Chairman of the Board or any chief executive officer or chief financial officer that the Company may hire during your employment. Until otherwise determined by the Board, you will be the principal accounting and principal financial officer of the company and assist with the financial reporting activities of the Company and other customary duties as may be requested by the Chairman of the Board or its Audit Committee. Your start date will be deemed to have been February 24, 2020. Your weekly salary will be $5,500 through May 15th, and thereafter $5,000, and you will be paid every two weeks as earned (the $5,000 amount represents yearly equivalent of $260,000). Please note that all Company employees are required to have their bi-weekly pays direct-deposited. This position will also be benefits eligible, if elected.

While it is anticipated that your employment will continue through June 30, 2020, which such period may be extended for up to an additional six months if mutually agreed upon by you and the Company, your employment is considered “at will”; both you and the Company have the right to terminate your employment at any time and for any reason. This letter does not constitute, and shall not be construed as, creating a contract or promise of employment for any set period of time. If your employment in accordance herewith is terminated for anything other than for Cause (as defined below) or death, you will be entitled to receive the compensation described above paid on a monthly basis through June 30, 2020.

For purposes of this offer letter, “Cause” shall mean: (A) conduct by you constituting a material act of willful misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal or civil conviction of you, a plea of nolo contendere by you or conduct by you that would reasonably be expected to result in material injury to the reputation of the Company if you were retained in your position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than five (5) days following written notice of such non-performance from the Board; (D) a breach by you of any of the provisions contained in your Non-Competition, Non-Solicitation and Proprietary Rights Agreement; or (E) a material violation by you of the Company’s employment policies which has continued for more than five (5) days following written notice of such violation from the Board.

Upon the complete execution of this offer letter by both parties, the Company agrees that so long as you are in compliance herewith and the Company’s policies, plans and practices governing the terms and conditions of your employment, and you are not terminated for Cause and do not voluntarily leave prior to completion of all of the filings described in clauses a-c below in relation to stock awards, the Company will not challenge any application you may make with respect to unemployment benefits following termination hereof.

By signing below, you acknowledge that the Non-Competition, Non-Solicitation and Proprietary Rights Agreement you had previously executed with respect to your recent employment remains in full force and effect.

I am also pleased to inform you that you will be eligible to receive equity award grants under the Company’s Equity Incentive Plan as follows:

Stock Awards:

a.	15,000 shares of common stock upon filing of the requisite Annual Report on Form 10-K and related certifications on or before the deadline of March 30, 2020;
b.	10,000 shares of common stock upon filing of the requisite Definitive Proxy Statement for the Company’s 2020 annual meeting of stockholders (or applicable Form 10-K/A) containing the required Form 10-K Part III disclosures prior to the deadline of April 29, 2020; and
c.	10,000 shares of common stock upon filing of the requisite Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 on or before the deadline of May 15, 2020.

Stock Options: Subject to the execution of the customary option grant agreement and continued employment at the time of vesting as provided in such agreement, a non-qualified option to acquire 40,000 shares of common stock, with exercise price set in accordance with the Equity Incentive Plan being the market price as of the date of grant and a term of 10 years, and which such option shall vest as follows:

a.	Twenty-five percent (25%) (10,000) upon filing of the requisite Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 on or before the deadline of May 15, 2020; and
b.	The remaining seventy-five percent (75%) to vest in twelve (12) equal quarterly increments (2,500 each) on the first day of each calendar quarter starting with the first calendar quarter following the timely filing of the Form 10-Q referenced above.

Please note that all compensation, including the cash payments and any stock grants described above, will be subject to applicable withholding requirements. Please refer to the Company’s policies, plans and practices for more details on the terms and conditions of your employment.

Please note this offer is contingent on a review of the results of a background check and a drug screen.

Please acknowledge your acceptance of this offer of employment by signing and returning a copy of this letter to me.

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Sincerely,

BIOSTAGE, INC.

By:	/s/ Hong Yu
Name:	Hong Yu
Title:	President

Receipt Acknowledged and Terms Agreed to:

/s/ Peter Chakoutis
Name: Peter Chakoutis